Exhibit 99.1

CA Technologies Reports Fourth Quarter and Full Fiscal Year 2013 Results

  Fourth Quarter GAAP EPS Grows 20 Percent in Constant Currency and 18 Percent as Reported
  Fourth Quarter Non-GAAP EPS Grows 27 Percent in Constant Currency and 21 Percent as Reported, Benefited by Discrete Tax Items
  Fourth Quarter Revenue Decreases 2 Percent in Constant Currency and 3 Percent as Reported
  Fourth Quarter Cash Flow From Continuing Operations Decreases 23 Percent in Constant Currency and 27 Percent as Reported
  Will Take a Charge of Approximately $150 Million in FY 2014 to Rebalance Resources with Business Priorities
  Issues FY 2014 Outlook

NEW YORK--(BUSINESS WIRE)--May 7, 2013--CA Technologies (NASDAQ:CA) today reported financial results for its fourth quarter and full fiscal year 2013, ended March 31, 2013.

FINANCIAL OVERVIEW

	Fourth Quarter FY13 vs. FY12				Full Year FY13 vs. FY12
(dollars in millions, except share data)	FY13	FY12	% Change	% Change CC**	FY13	FY12	% Change	% Change CC**
Revenue	$1,151	$1,188	(3%)	(2%)	$4,643	$4,814	(4%)	(2%)
GAAP Income from continuing operations	$242	$211	15%	17%	$955	$938	2%	6%
Non-GAAP Income from continuing operations*	$310	$264	17%	22%	$1,169	$1,117	5%	8%
GAAP Diluted EPS from continuing operations	$0.53	$0.45	18%	20%	$2.07	$1.90	9%	13%
Non-GAAP Diluted EPS from continuing operations*	$0.68	$0.56	21%	27%	$2.53	$2.27	11%	15%
Cash Flow from continuing operations	$570	$776	(27%)	(23%)	$1,408	$1,505	(6%)	(6%)

* Non-GAAP income and earnings per share are non-GAAP financial measures, as noted in the discussion of non-GAAP results below. A reconciliation of non-GAAP financial measures to their comparable GAAP financial measures is included in the tables following this news release.
**CC: Constant Currency

EXECUTIVE COMMENTARY

“While we were able to achieve GAAP and non-GAAP diluted earnings growth for the year, we know we can do better to drive new sales and revenue performance,” said Mike Gregoire, CA Technologies chief executive officer. “When I look at the significant assets at CA Technologies, I believe there is an opportunity for us to improve our performance by stronger focus on product innovation, leveraging customer relationships and better execution in new customer adoption.

“The traditional ways we’ve looked at systems, data, applications and security are being challenged by disruptive technologies like Mobility, Cloud, SaaS and Big Data. Businesses have higher expectations from IT, demanding far greater speed and agility and anytime, anywhere secure connectivity. These are areas where CA has expertise and can help,” he continued. “To better meet this customer demand, today we announced a plan and corresponding charge of approximately $150 million for fiscal year 2014 that will enable us to rebalance our resources to drive greater innovation and collaboration in product development and greater efficiency and better sales execution.”

REVENUE AND BOOKINGS

Fourth Quarter

About 63 percent of the Company’s revenue in the fourth quarter came from North America, while 37 percent came from International operations.

Total revenue year-over-year:

  Total revenue was $1.151 billion, down 2 percent in constant currency and 3 percent as reported.
  Total revenue backlog was $7.774 billion, down 7 percent in constant currency and 8 percent as reported. The current portion of revenue backlog was $3.563 billion, down 3 percent in constant currency and 4 percent as reported.
  North America revenue was $724 million, down 3 percent in constant currency and as reported.
  International revenue was $427 million, down 1 percent in constant currency and 3 percent as reported.

Bookings year-over-year:

  Total bookings in the fourth quarter were $1.463 billion, down 4 percent in constant currency and 5 percent as reported.
  The Company renewed a total of 20 license agreements with incremental contract values in excess of $10 million each, for an aggregate contract value of $744 million. This total included one contract of more than $200 million with a United States government agency. During the fourth quarter of fiscal year 2012, the Company renewed a total of 27 license agreements with incremental contract values in excess of $10 million each, for an aggregate contract value of $694 million.
  The weighted average duration of subscription and maintenance bookings for the quarter was 3.78 years, compared with 3.41 years for the same period in fiscal year 2012.
  North America bookings were $986 million, up 11 percent in constant currency and 10 percent as reported, in part because of the large government contract mentioned above.
  International bookings were $477 million, down 24 percent in constant currency and 26 percent as reported. International bookings in fiscal year 2012 were positively affected by a large, multi-year contract with a financial institution in Europe.

Full Year

About 63 percent of the Company’s full year revenue came from North America, while 37 percent came from International operations.

Total revenue year-over-year:

  Total revenue was $4.643 billion, down 2 percent in constant currency and 4 percent as reported. Full fiscal year 2012 results benefited from a final license payment of $39 million received in the third quarter of fiscal year 2012 that will not recur.
  North America revenue was $2.925 billion, down 2 percent in constant currency and as reported.
  International revenue was $1.718 billion, down 1 percent in constant currency and 6 percent as reported.

Bookings year-over-year:

  Total bookings were $4.114 billion, down 11 percent in constant currency and 12 percent as reported.
  North America bookings were $2.497 billion, down 13 percent in constant currency and as reported.
  International bookings were $1.617 billion, down 7 percent in constant currency and 10 percent as reported.

EXPENSES AND MARGIN

Fourth Quarter

Year-over-year GAAP results:

  Fourth quarter GAAP earnings includes an impairment of $55 million, or $0.11 per diluted share, related to purchased software products.
  Operating expenses, before interest and income taxes, were $877 million, down 1 percent in constant currency and as reported.
  Operating income, before interest and income taxes, was $274 million, down 7 percent in constant currency and 9 percent as reported.
  Operating margin was 24 percent, down a percentage point from the prior year period.

Year-over-year non-GAAP results exclude purchased software and other intangibles amortization, share-based compensation, and certain other gains and losses. The results also include gains and losses on hedges that mature within the quarter, but exclude gains and losses of hedges that do not mature within the quarter.

  Operating expenses, before interest and income taxes, were $767 million, down 6 percent in constant currency and 5 percent as reported.
  Operating income, before interest and income taxes, was $384 million, up 5 percent in constant currency and 2 percent as reported.
  Operating margin was 33 percent, up a percentage point from the previous year.

For the fourth quarter of fiscal year 2013, the Company’s effective GAAP tax rate was 8 percent, compared with 27 percent in the prior year.  The Company’s effective non-GAAP tax rate was 17 percent, down from 28 percent in the prior year.  GAAP and non-GAAP earnings per share were positively affected by discrete tax items that are not expected to recur, which added $0.11 to GAAP diluted earnings per share and $0.09 to non-GAAP diluted earnings per share.

Full Year

Year-over-year GAAP results:

  GAAP earnings include an impairment of $55 million, or $0.09 per diluted share, related to the above mentioned purchased software products.
  Operating expenses, before interest and income taxes, were $3.281 billion, down 3 percent in constant currency and 4 percent as reported.
  Operating income, before interest and income taxes, was $1.362 billion, up 1 percent in constant currency and down 2 percent as reported.
  Operating margin was 29 percent, flat with the previous year period.

Year-over-year non-GAAP results:

  Operating expenses, before interest and income taxes, were $2.986 billion, down 4 percent in constant currency and 6 percent as reported.
  Operating income, before interest and income taxes, was $1.657 billion, up 3 percent in constant currency and 1 percent as reported.
  The Company recorded a non-GAAP operating margin of 36 percent, up 2 percentage points from fiscal year 2012.

For the full year, the Company’s effective GAAP and non-GAAP tax rate was 28 percent, compared with 31 percent in the prior year. Full year GAAP and non-GAAP earnings per share were positively affected by the discrete tax items mentioned above, which added $0.09 to GAAP diluted earnings per share and $0.10 to non-GAAP diluted earnings per share.

SEGMENT INFORMATION

Fourth Quarter

  Mainframe Solutions revenue was $620 million, down 1 percent in constant currency and as reported. Operating expense was $261 million and operating profit was $359 million. Operating margin was 58 percent, up from 56 percent a year ago.
  Enterprise Solutions revenue was $432 million, down 6 percent in constant currency and 7 percent as reported. Operating expense was $417 million and operating profit was $15 million. Operating margin was 3 percent, down from 5 percent a year ago.
  Services revenue was $99 million, up 6 percent in constant currency and as reported. Operating expense was $89 million and operating profit was $10 million. Operating margin was 10 percent, up from 6 percent a year ago.

Full Year

  Mainframe Solutions revenue was $2.489 billion, down 3 percent in constant currency and 5 percent as reported. Full year fiscal 2012 results were positively affected by a final license payment of $39 million in the third quarter that did not recur. Operating expense was $1.016 billion and operating profit was $1.473 billion. Operating margin was 59 percent, up from 56 percent a year ago.
  Enterprise Solutions revenue was $1.772 billion, down 1 percent in constant currency and 3 percent as reported. Operating expense was $1.612 billion and operating profit was $160 million. Operating margin was 9 percent, up a percentage point from a year ago. Operating margin was positively affected by an intellectual property transaction in the first quarter of fiscal year 2013.
  Services revenue was $382 million, up 2 percent in constant currency and flat as reported. Operating expense was $358 million and operating profit was $24 million. Operating margin was 6 percent, flat from a year ago.

CASH FLOW FROM CONTINUING OPERATIONS

  Cash flow from continuing operations in the fourth quarter was $570 million, compared with $776 million in the prior year. The decline was primarily due to lower cash collections.
  For the full year, cash flow from continuing operations was $1.408 billion, compared with $1.505 billion in the prior fiscal year. Fiscal year 2013 results included an increase in cash collections from single installment payments of $193 million.

CAPITAL STRUCTURE

  Cash, cash equivalents and investments at March 31, 2013, were $2.776 billion.
  With $1.290 billion in total debt outstanding and $136 million in notional pooling, the Company’s net cash, cash equivalents and investments position was $1.350 billion.
  In the fourth quarter, the Company repurchased approximately 3 million shares of stock for approximately $74 million.
  During the first quarter of fiscal 2013, the Company successfully completed its Accelerated Share Repurchase (ASR) agreement with the receipt of 3.7 million common shares. Subsequent to the completion of the ASR, the Company repurchased 20 million shares in the market for approximately $495 million for the fiscal year.
  The Company is currently authorized to repurchase $505 million of common stock through fiscal year 2014.
  During the fourth quarter, the Company distributed $114 million in dividends to shareholders. During the fiscal year, the Company distributed $463 million in dividends to shareholders.
  The Company said its Board of Directors remains committed to delivering on the Company’s $2.5 billion capital allocation plan announced in 2012 that includes share repurchases and the $1.00 per share annual dividend.
  The Company’s outstanding share count at March 31, 2013 was 448 million.

CHARGE TO REBALANCE RESOURCES WITH BUSINESS PRIORITIES

The Company also announced it would be taking a charge of approximately $150 million in FY 2014 to rebalance its resources to better align with its business priorities. It said the charge would cover the termination of approximately 1,200 employees worldwide and the consolidation of development sites into centralized development hubs. A majority of the personnel actions are expected to be completed by the end of the first quarter of fiscal year 2014.

The Company said it expects to backfill a majority of the positions over the next 12 months with new employees with skills that will enable the Company to better focus its resources on priority products and market segments. The consolidation of development sites into development hubs will promote collaboration and agile development. The Company also plans to further streamline its sales structure to eliminate overlays while maintaining its focus on its existing enterprise and enterprise growth customer segments.

BUSINESS HIGHLIGHTS

During the fourth quarter:

  Mike Gregoire assumed the role of chief executive officer and became a member of the Company’s Board of Directors.
  The Company acquired Nolio Ltd. a recognized leader in continuous application delivery with a strong and growing international base of large enterprise and service provider customers.
  The Company announced CA Nimsoft Service Desk 7, the latest version of its flagship SaaS service management solution.
  The Company announced an Identity and Access Management (IAM) solution that integrates with SAP® solutions for governance, risk and compliance (GRC) to help reduce the risk of fraud and manage access compliance. Through a partnership agreement with Greenlight Technologies, CA’s IAM capabilities are integrated with the SAP Access Control application.

OUTLOOK FOR FISCAL YEAR 2014

The Company provided its outlook for fiscal year 2014. The Company expects its product offerings and go-to-market strategy will evolve in future periods and that these product offerings will become available at more frequent intervals than in historical release cycles. The Company also expects a more extensive adoption of agile development methodologies, which are characterized by a more dynamic development process. The Company expects this will result in commencing capitalization much later in the development life cycle. As a result, product development and enhancement expenses are expected to increase in future periods as the amount capitalized for internally developed software costs decreases. Due to this change, beginning in the first quarter of fiscal year 2014, the Company will expense research and development costs for internally developed products as they are incurred. The fiscal year 2014 outlook for non-GAAP measures will also exclude the costs and payments associated with the rebalancing charge the Company announced today.

The following outlook, which represents "forward-looking statements" (as defined below), takes into account both the adjustment for internally developed software costs and the costs and payments associated with the rebalancing charge discussed above.

The Company expects the following:

  Total revenue decrease in a range of minus 4 percent to minus 2 percent in constant currency. At March 31, 2013 exchange rates, this translates to reported revenue of $4.43 billion to $4.52 billion.
  GAAP diluted earnings per share decline in constant currency in a range of minus 29 percent to minus 25 percent. At March 31, 2013 exchange rates, this translates to GAAP reported diluted earnings per share of $1.48 to $1.56.
  Non-GAAP diluted earnings per share decline in constant currency in a range of minus 7 percent to minus 4 percent. At March 31, 2013 exchange rates, this translates to reported non-GAAP diluted earnings per share of $2.35 to $2.43.
  Cash flow from continuing operations decline in a range of minus 35 percent to minus 29 percent in constant currency. At March 31, 2013 exchange rates, this translates to reported cash flow from continuing operations of $900 million to $980 million.

Outlook for cash flow from continuing operations is being adversely affected by costs associated with the above mentioned rebalancing of resources, an expected increase in cash taxes and an increase in cash outflows relating to product development and enhancement expenses for fiscal 2014. In FY 2013, cash flow from continuing operations does not reflect $165M of capitalized software development costs that appears as an investment activity in our Statement of Cash Flows.

This outlook also assumes no material acquisitions and a partial currency hedge of operating income. The Company expects a full-year GAAP operating margin of 23 percent and non-GAAP operating margin of 36 percent. The Company also expects an effective full-year GAAP and non-GAAP tax rate, before the potential favorable effect of an expected resolution of a U.S. federal tax appeal, of about 31 percent.

The Company anticipates approximately 432 million shares outstanding at fiscal year 2014 year-end and weighted average diluted shares outstanding of approximately 441 million for the fiscal year.

To enable fiscal year 2014 guidance for non-GAAP financial measures to be compared to full year results for prior fiscal years, the Company is providing full fiscal year 2012 and 2013 results for non-GAAP operating margin and diluted earnings per share adjusted for internally developed software as described above. The Company will also be providing a revised non-GAAP adjusted cash flow from continuing operations metric during fiscal 2014, which is additionally adjusted for both the amount of capitalized software development and the payments associated with the rebalancing charge. The Company will also be providing results for fiscal years 2012 and 2013 for this metric. These non-GAAP adjusted measures are provided in the Company’s supplemental financial information, at http://ca.com/invest.

Webcast

This news release and the accompanying tables should be read in conjunction with additional content that is available on the Company’s website, including a supplemental financial package, as well as a live webcast that the Company will host at 4:30 p.m. ET today to discuss its unaudited fourth quarter results. The webcast will be archived on the website. Individuals can access the webcast, as well as the press release, presentation slides and supplemental financial information at http://ca.com/invest or can listen to the call at 1-877-561-2748. The international participant number is 1-720-545-0044.

About CA Technologies

CA Technologies (NASDAQ: CA) provides IT management solutions that help customers manage and secure complex IT environments to support agile business services. Organizations leverage CA Technologies software and SaaS solutions to accelerate innovation, transform infrastructure and secure data and identities, from the data center to the cloud. Learn more about CA Technologies at www.ca.com.

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Non-GAAP Financial Measures

This news release, the accompanying tables and the additional content that is available on the Company's website, including a supplemental financial package, includes certain financial measures that exclude the impact of certain items and therefore have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP). Non-GAAP metrics for operating expenses, operating income, operating margin, income from continuing operations and diluted earnings per share exclude the following items: non-cash amortization of purchased software and other intangibles, share-based compensation, fiscal year 2007 restructuring costs and certain other gains and losses, which includes the gains and losses since inception of hedges that mature within the quarter, but exclude gains and losses of hedges that do not mature within the quarter. In fiscal year 2011, non-GAAP income also excludes recoveries and certain costs associated with derivative litigation matters. Beginning in the first quarter of fiscal year 2014, the Company will expense all costs for internally developed software in the period incurred and add back the amortization expense for internally developed software products from these non-GAAP metrics. Also beginning in the first quarter of fiscal year 2014, the Company will exclude charges relating to rebalancing initiatives that are large enough to require approval from the Company’s Board of Directors. The effective tax rate on GAAP and non-GAAP income from operations is the Company's provision for income taxes expressed as a percentage of pre-tax GAAP and non-GAAP income from continuing operations, respectively. These tax rates are determined based on an estimated effective full year tax rate, with the effective tax rate for GAAP generally including the impact of discrete items in the period such items arise and the effective tax rate for non-GAAP generally allocating the impact of discrete items pro rata to the fiscal year's remaining reporting periods. Adjusted cash flow from operations excludes restructuring and other payments. Beginning in the first quarter of fiscal year 2014, the Company will also adjust this metric for both the amount of capitalized software development and the payments associated with rebalancing initiatives that are large enough to require approval from the Company’s Board of Directors. Free cash flow excludes purchases of property, equipment and capitalized software development costs. We present constant currency information to provide a framework for assessing how our underlying businesses performed excluding the effect of foreign currency rate fluctuations. To present this information, current and comparative prior period results for entities reporting in currencies other than U.S. dollars are converted into U.S. dollars at the exchange rate in effect on the last day of our prior fiscal year (i.e., March 31, 2012, March 31, 2011 and March 31, 2010, respectively). Constant currency excludes the impacts from the Company's hedging program. The constant currency calculation for annualized subscription and maintenance bookings is calculated by dividing the subscription and maintenance bookings in constant currency by the weighted average subscription and maintenance duration in years. These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. By excluding these items, non-GAAP financial measures facilitate management's internal comparisons to the Company's historical operating results and cash flows, to competitors' operating results and cash flows, and to estimates made by securities analysts. Management uses these non-GAAP financial measures internally to evaluate its performance and they are key variables in determining management incentive compensation. The Company believes these non-GAAP financial measures are useful to investors in allowing for greater transparency of supplemental information used by management in its financial and operational decision-making. In addition, the Company has historically reported similar non-GAAP financial measures to its investors and believes that the inclusion of comparative numbers provides consistency in its financial reporting. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this news release to their most directly comparable GAAP financial measures, which are attached to this news release.

Cautionary Statement Regarding Forward-Looking Statements

The declaration and payment of future dividends is subject to the determination of the Company's Board of Directors, in its sole discretion, after considering various factors, including the Company's financial condition, historical and forecast operating results, and available cash flow, as well as any applicable laws and contractual covenants and any other relevant factors. The Company's practice regarding payment of dividends may be modified at any time and from time to time.

Repurchases under the Company's stock repurchase program are expected to be made with cash on hand and may be made from time to time, subject to market conditions and other factors, in the open market, through solicited or unsolicited privately negotiated transactions or otherwise. The program, which is authorized through the fiscal year ending March 31, 2014, does not obligate the Company to acquire any particular amount of common stock, and it may be modified or suspended at any time at the Company's discretion.

Certain statements in this communication (such as statements containing the words "believes," "plans," "anticipates," "expects," "estimates," "targets" and similar expressions relating to the future) constitute "forward-looking statements" that are based upon the beliefs of, and assumptions made by, the Company's management, as well as information currently available to management. These forward-looking statements reflect the Company's current views with respect to future events and are subject to certain risks, uncertainties, and assumptions. A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the ability to achieve success in the Company's strategy by, among other things, effectively rebalancing the Company's sales force to enable the Company to maintain and enhance its strong relationships in its traditional customer base of large enterprises and to increase penetration in growth markets and with large enterprises that have not historically been significant customers, enabling the sales force to sell new products, improving the Company's brand in the marketplace and ensuring the Company's set of cloud computing, application development and IT operations (DevOps), Software-as-a-Service, mobile device management and other new offerings address the needs of a rapidly changing market, while not adversely affecting the demand for the Company's traditional products or its profitability; global economic factors or political events beyond the Company's control; general economic conditions and credit constraints, or unfavorable economic conditions in a particular region, industry or business sector; the failure to adapt to technological changes and introduce new software products and services in a timely manner; competition in product and service offerings and pricing; the failure to expand partner programs; the ability to retain and attract adequate qualified personnel; the ability to integrate acquired companies and products into existing businesses; the ability to adequately manage, evolve and protect managerial and financial reporting systems and processes; the ability of the Company's products to remain compatible with ever-changing operating environments; breaches of the Company's software products and the Company's and customers' data centers and IT environments; discovery of errors or omissions in the Company's software products or documentation and potential product liability claims; the failure to protect the Company's intellectual property rights and source code; risks associated with sales to government customers; access to software licensed from third parties; risks associated with the use of software from open source code sources; events or circumstances that would require us to record an impairment charge relating to our goodwill or capitalized software and other intangible asset balances; access to third-party code and specifications for the development of code; third-party claims of intellectual property infringement or royalty payments; fluctuations in the number, terms and duration of the Company's license agreements as well as the timing of orders from customers and channel partners; the failure to renew large license transactions on a satisfactory basis; changes in market conditions or the Company's credit ratings; fluctuations in foreign currencies; the failure to effectively execute the Company's workforce reductions, workforce re-balancing and facility consolidations; successful outsourcing of various functions to third parties; potential tax liabilities; acquisition opportunities that may or may not arise; and other factors described more fully in the Company's filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should our assumptions prove incorrect, actual results may vary materially from those described herein as believed, planned, anticipated, expected, estimated, targeted or similarly expressed in a forward-looking manner. The Company assumes no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

Copyright © 2013 CA, Inc. All Rights Reserved. One CA Plaza, Islandia, N.Y. 11749. All other trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.

Table 1
CA Technologies
Consolidated Statements of Operations
(unaudited)
(in millions, except per share amounts)

	Three Months Ended		Fiscal Year Ended
	March 31,		March 31,
Revenue	2013	2012	2013	2012
Subscription and maintenance revenue	$952	$986	$3,858	$4,021
Professional services	99	93	382	382
Software fees and other	100	109	403	411
Total revenue	$1,151	$1,188	$4,643	$4,814
Expenses
Costs of licensing and maintenance	$74	$79	$284	$286
Cost of professional services	88	87	354	357
Amortization of capitalized software costs (1)	122	61	319	225
Selling and marketing	323	356	1,276	1,394
General and administrative	101	131	405	462
Product development and enhancements	122	126	490	510
Depreciation and amortization of other intangible assets	38	42	158	176
Other (gains) expenses, net	9	5	(5)	15
Total expenses before interest and income taxes	$877	$887	$3,281	$3,425
Income from continuing operations before interest and income taxes	$274	$301	$1,362	$1,389
Interest expense, net	11	11	44	35
Income from continuing operations before income taxes	$263	$290	$1,318	$1,354
Income tax expense	21	79	363	416
Income from continuing operations	$242	$211	$955	$938
Income from discontinued operations, net of income taxes	-	-	-	13
Net income	$242	$211	$955	$951

Basic income per share
Income from continuing operations	$0.53	$0.45	$2.07	$1.91
Income from discontinued operations	-	-	-	0.03
Net income	$0.53	$0.45	$2.07	$1.94
Basic weighted average shares used in computation	449	466	456	486

Diluted income per share
Income from continuing operations	$0.53	$0.45	$2.07	$1.90
Income from discontinued operations	-	-	-	0.03
Net income	$0.53	$0.45	$2.07	$1.93
Diluted weighted average shares used in computation	450	467	457	487
(1)	Amortization of capitalized software costs includes an impairment of $55 million relating to purchased software products, for the three and twelve month periods ending March 31, 2013.

Table 2
CA Technologies
Condensed Consolidated Balance Sheets
(in millions)

	March 31,	March 31,
	2013	2012
	(unaudited)
Cash and cash equivalents	$2,593	$2,679
Short-term investments	183	-
Trade accounts receivable, net	856	902
Deferred income taxes	346	231
Other current assets	148	153
Total current assets	$4,126	$3,965

Property and equipment, net	$311	$386
Goodwill	5,871	5,856
Capitalized software and other intangible assets, net	1,231	1,389
Deferred income taxes	77	151
Other noncurrent assets, net	195	250
Total assets	$11,811	$11,997

Current portion of long-term debt	$16	$14
Deferred revenue (billed or collected)	2,482	2,658
Deferred income taxes	12	14
Other current liabilities	1,031	1,065
Total current liabilities	$3,541	$3,751

Long-term debt, net of current portion	$1,274	$1,287
Deferred income taxes	120	44
Deferred revenue (billed or collected)	975	972
Other noncurrent liabilities	451	546
Total liabilities	$6,361	$6,600

Common stock	$59	$59
Additional paid-in capital	3,593	3,491
Retained earnings	5,357	4,865
Accumulated other comprehensive loss	(155)	(108)
Treasury stock	(3,404)	(2,910)
Total stockholders’ equity	$5,450	$5,397
Total liabilities and stockholders’ equity	$11,811	$11,997

Table 3
CA Technologies
Condensed Consolidated Statements of Cash Flows
(unaudited)
(in millions)
	Three Months Ended
	March 31,
	2013	2012
Operating activities from continuing operations:
Income from continuing operations	$242	$211

Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	160	103
Provision for deferred income taxes	(33)	(94)
Provision for bad debts	3	2
Share-based compensation expense	16	28
Asset impairments and other non-cash items	6	5
Foreign currency transaction (gains) losses	(3)	12
Changes in other operating assets and liabilities, net of effect of acquisitions:
Increase in trade accounts receivable	(70)	(57)
Increase in deferred revenue	292	486
Decrease in taxes payable, net	(130)	(13)
Increase in accounts payable, accrued expenses and other	43	40
Increase in accrued salaries, wages and commissions	24	53
Changes in other operating assets and liabilities	20	-
Net cash provided by operating activities - continuing operations	$570	$776
Investing activities from continuing operations:
Acquisitions of businesses, net of cash acquired, and purchased software	$(58)	$(14)
Purchases of property and equipment	(9)	(19)
Capitalized software development costs	(43)	(43)
Proceeds from investments, net	-	182
Other investing activities	(1)	(1)
Net cash (used in) provided by investing activities - continuing operations	$(111)	$105
Financing activities from continuing operations:
Dividends paid	$(114)	$(117)
Purchases of common stock, including accelerated share repurchase	(72)	(500)
Debt (repayments) borrowings, net	(4)	8
Exercise of common stock options and other	5	26
Net cash used in financing activities - continuing operations	$(185)	$(583)
Net change in cash and cash equivalents before effect of exchange rate changes on cash - continuing operations	$274	$298
Effect of exchange rate changes on cash	$(34)	$29
Cash used in operating activities - discontinued operations	-	(6)
Increase in cash and cash equivalents	$240	$321
Cash and cash equivalents at beginning of period	$2,353	$2,358
Cash and cash equivalents at end of period	$2,593	$2,679

Table 4
CA Technologies
Operating Segments
(unaudited)
(dollars in millions)

	Three Months Ended March 31, 2013				Fiscal Year Ended March 31, 2013
	Mainframe	Enterprise			Mainframe	Enterprise
	Solutions (1)	Solutions (1)	Services (1)	Total	Solutions (1)	Solutions (1)	Services (1)	Total

Revenue (2)	$620	$432	$99	$1,151	$2,489	$1,772	$382	$4,643
Expenses (3)	261	417	89	767	1,016	1,612	358	2,986
Segment profit	$359	$15	$10	$384	$1,473	$160	$24	$1,657
Segment operating margin	58%	3%	10%	33%	59%	9%	6%	36%

Segment profit				$384				$1,657
Less:
Purchased software amortization (4)				83				163
Other intangibles amortization				13				54
Share-based compensation expense				16				78
Other (gains) expenses, net (5)				(2)				-
Interest expense, net				11				44
Income from continuing operations before income taxes				$263				$1,318

	Three Months Ended March 31, 2012				Fiscal Year Ended March 31, 2012
	Mainframe	Enterprise			Mainframe	Enterprise
	Solutions (1)	Solutions (1)	Services (1)	Total	Solutions (1)	Solutions (1)	Services (1)	Total

Revenue (2)	$629	$466	$93	$1,188	$2,612	$1,820	$382	$4,814
Expenses (3)	279	445	87	811	1,140	1,668	359	3,167
Segment profit	$350	$21	$6	$377	$1,472	$152	$23	$1,647
Segment operating margin	56%	5%	6%	32%	56%	8%	6%	34%

Segment profit				$377				$1,647
Less:
Purchased software amortization				27				103
Other intangibles amortization				15				65
Share-based compensation expense				28				89
Other (gains) expenses, net (5)				6				1
Interest expense, net				11				35
Income from continuing operations before income taxes				$290				$1,354
(1)

• Mainframe Solutions – Our Mainframe Solutions segment addresses the mainframe market and is focused on making significant investments in order to be innovative in key management disciplines across our broad portfolio of products. Ongoing development is guided by customer needs, our cross-enterprise management philosophy and our Next Generation Mainframe Management strategy, which offers management capabilities designed to appeal to the next generation of mainframe staff while also offering productivity improvements to today’s mainframe experts. Our mainframe business assists customers by addressing three major challenges: reducing costs and improving operational efficiency, sustaining critical skills through modernized and simplified management, and increasing innovation and agility to help deliver on business goals.

• Enterprise Solutions – Our Enterprise Solutions segment includes products that operate on non-mainframe platforms, such as service assurance, security (identity and access management), service and portfolio management, application delivery, SaaS, and cloud offerings. Our offerings help customers address their regulatory compliance demands, privacy needs, and internal security policies. Enterprise Solutions also focuses on delivering growth to the Company in the form of new customer acquisitions and revenue, while leveraging non-traditional routes-to-market and delivery models.

• Services – Our Services segment offers implementation, consulting, education and training services to customers, which is intended to promote a seamless customer experience and to increase the value that customers realize from our solutions.

(2)	We regularly enter into a single arrangement with a customer that includes Mainframe Solutions segment software products, Enterprise Solutions segment software products and Services. The amount of contract revenue assigned to segments is generally based on the manner in which the proposal is made to the customer. The software product revenue is assigned to the Mainframe Solutions and Enterprise Solutions segments based on either: (1) a list price allocation method (which allocates a discount in the total contract price to the individual products in proportion to the list price of the product); (2) allocations included within internal contract approval documents; or (3) the value for individual software products as stated in the customer contract. The price for the implementation, consulting, education and training services is separately stated in the contract and these amounts of contract revenue are assigned to the Services segment. The contract value assigned to each segment is then recognized in a manner consistent with the revenue recognition policies we apply to the customer contract for purposes of preparing the Condensed Consolidated Financial Statements.

(3)	Segment expenses include costs that are controllable by segment managers (i.e., direct costs) and, in the case of the Mainframe Solutions and Enterprise Solutions segments, an allocation of shared and indirect costs (i.e., allocated costs). Segment-specific direct costs include a portion of selling and marketing costs, licensing and maintenance costs, product development costs, general and administrative costs and amortization of the cost of internally developed software. Allocated segment costs primarily include indirect selling and marketing costs and general and administrative costs that are not directly attributable to a specific segment. The basis for allocating shared and indirect costs between the Mainframe Solutions and Enterprise Solutions segments is dependent on the nature of the cost being allocated and is either in proportion to segment revenues or in proportion to the related direct cost category. Expenses for the Services segment consist only of direct costs and there are no allocated or indirect costs for the Services segment.

(4)	Purchased software amortization includes an impairment of $55 million relating to purchased software products, for the three and twelve month periods ending March 31, 2013.

(5)	Other (gains) expenses, net consists of other unallocated costs including foreign exchange derivative (gains) losses, and other miscellaneous costs.

Table 5
CA Technologies
Constant Currency Summary
(unaudited)
(dollars in millions)

	Three Months Ended March 31,				Fiscal Year Ended March 31,
				% Increase				% Increase
			% Increase	(Decrease)			% Increase	(Decrease)
			(Decrease)	in Constant			(Decrease)	in Constant
	2013	2012	in $ US	Currency (1)	2013	2012	in $ US	Currency (1)

Bookings	$1,463	$1,542	(5%)	(4%)	$4,114	$4,663	(12%)	(11%)

Revenue:
North America	$724	$748	(3%)	(3%)	$2,925	$2,990	(2%)	(2%)
International	427	440	(3%)	(1%)	1,718	1,824	(6%)	(1%)
Total revenue	$1,151	$1,188	(3%)	(2%)	$4,643	$4,814	(4%)	(2%)

Revenue:
Subscription and maintenance	$952	$986	(3%)	(3%)	$3,858	$4,021	(4%)	(2%)
Professional services	99	93	6%	6%	382	382	0%	2%
Software fees and other	100	109	(8%)	(7%)	403	411	(2%)	(1%)
Total revenue	$1,151	$1,188	(3%)	(2%)	$4,643	$4,814	(4%)	(2%)

Segment Revenue:
Mainframe solutions	$620	$629	(1%)	(1%)	$2,489	$2,612	(5%)	(3%)
Enterprise solutions	432	466	(7%)	(6%)	1,772	1,820	(3%)	(1%)
Services	99	93	6%	6%	382	382	0%	2%

Total expenses before interest and income taxes:
Total non-GAAP (2)	$767	$811	(5%)	(6%)	$2,986	$3,167	(6%)	(4%)
Total GAAP (3)	877	887	(1%)	(1%)	3,281	3,425	(4%)	(3%)
(1)	Constant currency information is presented to provide a framework for assessing how our underlying businesses performed excluding the effect of foreign currency rate fluctuations. To present this information, current and comparative prior period results for entities reporting in currencies other than US dollars are converted into US dollars at the exchange rate in effect on March 31, 2012, which was the last day of our prior fiscal year. Constant currency excludes the impacts from the Company's hedging program.

(2)	Refer to Table 7 for a reconciliation of total expenses before interest and income taxes to total non-GAAP operating expenses.

(3)	Total GAAP expenses include an impairment of $55 million relating to purchased software products, for the three and twelve month periods ending March 31, 2013.

Certain non-material differences may arise versus actual from impact of rounding.

Table 6
CA Technologies
Reconciliation of Select GAAP Measures to Non-GAAP Measures
(unaudited)
(dollars in millions)

	Three Months Ended		Fiscal Year Ended
	March 31,		March 31,
	2013	2012	2013	2012
GAAP net income	$242	$211	$955	$951
GAAP income from discontinued operations, net of income taxes	-	-	-	(13)
GAAP income from continuing operations	$242	$211	$955	$938
GAAP income tax expense	21	79	363	416
Interest expense, net	11	11	44	35
GAAP income from continuing operations before interest and income taxes	$274	$301	$1,362	$1,389
GAAP operating margin (% of revenue)(1)	24%	25%	29%	29%

Non-GAAP adjustments to expenses:
Costs of licensing and maintenance(2)	$1	$1	$3	$3
Cost of professional services(2)	1	1	4	4
Amortization of capitalized software costs(3)	83	27	163	103
Selling and marketing(2)	7	11	31	36
General and administrative(2)	2	10	23	27
Product development and enhancements(2)	5	5	17	19
Depreciation and amortization of other intangible assets(4)	13	15	54	65
Other (gains) expenses, net(5)	(2)	6	-	1
Total Non-GAAP adjustment to operating expenses	$110	$76	$295	$258
Non-GAAP income from continuing operations before interest and income taxes	$384	$377	$1,657	$1,647
Non-GAAP operating margin (% of revenue)(6)	33%	32%	36%	34%

Interest expense, net	11	11	44	35
GAAP income tax expense	21	79	363	416
Non-GAAP adjustment to income tax expense(7)	42	23	81	79
Non-GAAP income tax expense	$63	$102	$444	$495
Non-GAAP income from continuing operations	$310	$264	$1,169	$1,117
(1)	GAAP operating margin is calculated by dividing GAAP income from continuing operations before interest and income taxes by total revenue (refer to Table 1 for total revenue).

(2)	Non-GAAP adjustment consists of share-based compensation.

(3)	Non-GAAP adjustment consists of purchased software amortization, which includes an impairment of $55 million relating to purchased software products, for the three and twelve month periods ending March 31, 2013.

(4)	Non-GAAP adjustment consists of other intangibles amortization.

(5)	Non-GAAP adjustment consists of other miscellaneous costs including gains and losses since inception of hedges that mature within the quarter, but excludes gains and losses of hedges that do not mature within the quarter.

(6)	Non-GAAP operating margin is calculated by dividing non-GAAP income from continuing operations before interest and income taxes by total revenue (refer to Table 1 for total revenue).

(7)	The full year non-GAAP income tax expense is different from GAAP income tax expense because of the difference in non-GAAP income from continuing operations before income taxes. On an interim basis, this difference would also include a difference in the impact of discrete and permanent items where for GAAP purposes the effect is recorded in the period such items arise, but for non-GAAP such items are recorded pro rata to the fiscal year's remaining reporting periods.

Refer to the discussion of non-GAAP financial measures included in the accompanying press release for additional information.

Certain non-material differences may arise versus actual from impact of rounding.

Table 7
CA Technologies
Reconciliation of GAAP to Non-GAAP
Operating Expenses and Diluted Earnings per Share
(unaudited)
(in millions, except per share amounts)

	Three Months Ended		Fiscal Year Ended
	March 31,		March 31,
Operating Expenses	2013	2012	2013	2012

Total expenses before interest and income taxes	$877	$887	$3,281	$3,425

Non-GAAP operating adjustments:
Purchased software amortization (1)	83	27	163	103
Other intangibles amortization	13	15	54	65
Share-based compensation	16	28	78	89
Other (gains) expenses, net (2)	(2)	6	-	1
Total non-GAAP operating adjustment	$110	$76	$295	$258

Total non-GAAP operating expenses	$767	$811	$2,986	$3,167

	Three Months Ended		Fiscal Year Ended
	March 31,		March 31,
Diluted EPS from Continuing Operations	2013	2012	2013	2012

GAAP diluted EPS from continuing operations	$0.53	$0.45	$2.07	$1.90

Non-GAAP adjustments, net of taxes:
Purchased software and other intangibles amortization (1)	0.18	0.06	0.34	0.24
Share-based compensation	0.04	0.04	0.12	0.13
Other (gains) expenses, net (2)	-	0.01	-	-
Non-GAAP effective tax rate adjustments (3)	(0.07)	-	-	-

Non-GAAP diluted EPS from continuing operations	$0.68	$0.56	$2.53	$2.27
(1)	Non-GAAP adjustment consists of purchased software amortization, which includes an impairment of $55 million relating to purchased software products, for the three and twelve month periods ending March 31, 2013.

(2)	Non-GAAP adjustment consists of other miscellaneous costs including gains and losses since inception of hedges that mature within the quarter, but excludes gains and losses of hedges that do not mature within the quarter.

(3)	The non-GAAP effective tax rate is equal to the full year GAAP effective tax rate, therefore no adjustment is required on an annual basis. On an interim basis, the difference in non-GAAP income tax expense and GAAP income tax expense relates to the difference in non-GAAP income from continuing operations before income taxes, and includes a difference in the impact of discrete and permanent items where for GAAP purposes the effect is recorded in the period such items arise but for non-GAAP purposes such items are recorded pro rata to the fiscal year's remaining reporting periods.

Refer to the discussion of non-GAAP financial measures included in the accompanying press release for additional information.

Certain non-material differences may arise versus actual from impact of rounding.

Table 8
CA Technologies
Effective Tax Rate Reconciliation
GAAP and Non-GAAP
(unaudited)
(dollars in millions)

	Three Months Ended		Fiscal Year Ended
	March 31, 2013		March 31, 2013
	GAAP	Non-GAAP	GAAP	Non-GAAP

Income from continuing operations before interest and income taxes (1)	$274	$384	$1,362	$1,657
Interest expense, net	11	11	44	44
Income from continuing operations before income taxes	$263	$373	$1,318	$1,613

Statutory tax rate	35%	35%	35%	35%

Tax at statutory rate	$92	$131	$461	$565
Adjustments for discrete and permanent items (2)	(71)	(68)	(98)	(121)
Total tax expense	$21	$63	$363	$444

Effective tax rate (3)	8.0%	16.9%	27.5%	27.5%

	Three Months Ended		Fiscal Year Ended
	March 31, 2012		March 31, 2012
	GAAP	Non-GAAP	GAAP	Non-GAAP

Income from continuing operations before interest and income taxes (1)	$301	$377	$1,389	$1,647
Interest expense, net	11	11	35	35
Income from continuing operations before income taxes	$290	$366	$1,354	$1,612

Statutory tax rate	35%	35%	35%	35%

Tax at statutory rate	$102	$128	$474	$564
Adjustments for discrete and permanent items (2)	(23)	(26)	(58)	(69)
Total tax expense	$79	$102	$416	$495

Effective tax rate (3)	27.2%	27.9%	30.7%	30.7%
(1)	Refer to Table 6 for a reconciliation of income from continuing operations before interest and income taxes on a GAAP basis to income from continuing operations before interest and income taxes on a non-GAAP basis.

(2)	The effective tax rate for GAAP generally includes the impact of discrete and permanent items in the period such items arise, whereas the effective tax rate for non-GAAP generally allocates the impact of such items pro rata to the fiscal year's remaining reporting periods.

(3)	The effective tax rate on GAAP and non-GAAP income from continuing operations is the Company's provision for income taxes expressed as a percentage of GAAP and non-GAAP income from continuing operations before income taxes, respectively. The non-GAAP effective tax rate is equal to the full year GAAP effective tax rate. On an interim basis, the effective tax rates are determined based on an estimated effective full year tax rate after the adjustments for the impacts of certain discrete items (such as changes in tax rates, reconciliations of tax returns to tax provisions and resolutions of tax contingencies).

Refer to the discussion of non-GAAP financial measures included in the accompanying press release for additional information.

Certain non-material differences may arise versus actual from impact of rounding.

Table 9
CA Technologies
Reconciliation of Projected GAAP Metrics to Projected Non-GAAP Metrics
(unaudited)

	Fiscal Year Ending
Projected Diluted EPS from Continuing Operations	March 31, 2014

Projected GAAP diluted EPS from continuing operations range	$1.48	to	$1.56

Non-GAAP adjustments, net of taxes:
Purchased software and other intangibles amortization	0.28		0.28
Rebalancing expense	0.23		0.23
Internally developed software products, net (1)	0.21		0.21
Share-based compensation	0.15		0.15

Projected non-GAAP diluted EPS from continuing operations range	$2.35	to	$2.43

	Fiscal Year Ending
Projected Operating Margin	March 31, 2014

Projected GAAP operating margin	23%

Non-GAAP adjustments:
Purchased software and other intangibles amortization	4%
Rebalancing expense	4%
Internally developed software products, net (1)	3%
Share-based compensation	2%

Projected non-GAAP operating margin	36%

(1) Beginning in the first quarter of fiscal year 2014, the Company will expense all costs for internally developed software in the period incurred, and add back the amortization expense for internally developed software products from these non-GAAP metrics.

Refer to the discussion of non-GAAP financial measures included in the accompanying press release for additional information.

CONTACT:
CA Technologies
Dan Kaferle, 631-342-2111
Public Relations
daniel.kaferle@ca.com
or
Kelsey Turcotte, 212-415-6844
Investor Relations
kelsey.turcotte@ca.com